UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

April 4, 2011

REACHLOCAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34749	20-0498783
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

21700 Oxnard Street, Suite 1600, Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

(818) 274-0260

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2011, Jason Whitt, whose term as a director of ReachLocal, Inc. (the “Company”) would have otherwise expired at the Company’s 2011 annual meeting of stockholders, resigned from the Company’s board of directors (the “Board”) to take a position at the Company as Senior Vice President, Corporate Development, effective as of April 4, 2011. Mr. Whitt does not serve on any committee of the Board. Mr. Whitt advised the Company that his decision to resign from the Board was not due to any disagreement with the Company, its management or its other directors. Concurrently with Mr. Whitt’s resignation, the Board has reduced its size from seven to six members effective as of the date of Mr. Whitt’s resignation.

The Board believes that the addition of another independent director to the Board may be in the best interests of the Company’s stockholders and may enhance corporate governance and the effectiveness of the Board generally. Accordingly, the nominating and corporate governance committee, in conjunction with the full Board, is initiating a search for a new independent director, although there are no assurances as to whether and when a new member will be appointed. If and when an appropriate candidate is identified, the Board expects to increase its size to seven directors and appoint the new member to the class of directors whose term would expire at the Company’s 2014 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REACHLOCAL, INC.

By:	/S/ ZORIK GORDON
Zorik Gordon President and Chief Executive Officer

Date: April 4, 2011